NYMAGIC, INC.
                               330 Madison Avenue
                            New York, New York 10017



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 13, 1997




                                                                  April 7, 1997




        The Annual Meeting of Shareholders of NYMAGIC, INC. will be held at its offices at 330 Madison Avenue, New York, New York on May 13, 1997, at 9:30 A.M. for the following purposes:

        1. To elect the five directors who shall constitute Class II members of the Board of Directors to hold office for the following three years.

        2. To ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants for the current fiscal year.

        3. To consider a shareholder proposal to declassify the Board of Directors to provide for annual election of directors.

        4. To transact such other business as may properly come before the meeting.

        All of the above matters are more fully described in the accompanying Proxy Statement.

        The close of business on March 31, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting. In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed Proxy promptly. A postage paid, return addressed envelope is enclosed. In the event you are able to attend in person, we will cancel the Proxy at your request.





                                                              James A. Lambert
                                                                     Secretary

                                 Proxy Statement

                         Annual Meeting of Shareholders

                                       of

                                  NYMAGIC, INC.
                                                                   April 7, 1997

        This Proxy Statement and accompanying form of proxy are being sent to the shareholders of NYMAGIC, INC., a New York corporation ("NYMAGIC" or the "Company"), on or about April 7, 1997, in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders, and any adjournment thereof (the "Annual Meeting"), to be held at 9:30 a.m. at the offices of the Company at 330 Madison Avenue, New York, New York on May 13, 1997.

        It is the policy of the Company that all proxy (voting instruction) cards and ballots, which identify shareholders, be kept secret. Proxy cards are returned in envelopes addressed to Chase Mellon Shareholder Services, L.L.C., the Company's transfer agent, which receives, inspects and tabulates the proxies. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted in accordance with the shareholder's instructions. If a proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted for all nominees for director identified on page 2, for the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent accountants and against the shareholder proposal to reclassify the board of directors. Any shareholder of NYMAGIC may revoke any proxy given pursuant to this solicitation by written notice delivered to the Secretary of the Company at any time prior to its use or by voting in person at the Annual Meeting.

        The proxy card provides space for a shareholder to withhold voting for any of the nominees for the Board of Directors or to abstain from voting on any proposal if the shareholder chooses to do so. Each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will not be included. For purposes of determining the number of votes cast with respect to any voting matter, abstentions and broker non-votes will not be included.

        The entire expense of this solicitation, which represents the amount normally expended for an uncontested solicitation, will be borne by the Company. In addition to solicitation by mail, there may be solicitation made by directors, officers and regular employees of the Company. The cost of solicitation may include reimbursements to brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses incurred in forwarding proxy material to their principals.

        The principal executive offices of NYMAGIC are located at 330 Madison Avenue, New York, New York 10017 (telephone no. (212) 551-0600). The date of this Proxy Statement is April 7, 1997.

                                  Introduction

        This Proxy Statement is being furnished to the holders of shares of Common Stock, $1.00 par value per share of the Company (the "Common Stock" or "NYMAGIC Common Stock"), in connection with the solicitation of proxies by the Board of Directors of NYMAGIC (the "Board" or "Board of Directors") for use at the Annual Meeting of Shareholders to be held on May 13, 1997, at 9:30 a.m., local time, at the offices of NYMAGIC located at 330 Madison Avenue, New York, New York and at any adjournment thereof. This Proxy Statement and the accompanying Notice of Meeting of Shareholders and form of Proxy, together with a copy of the Company's Annual Report, are first being mailed to shareholders of NYMAGIC on or about April 7, 1997.

        Only shareholders of record of the NYMAGIC's Common Stock outstanding as of the close of business on March 31, 1997, will be entitled to vote. On March 1, 1997, there were 10,143,052 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. John N. Blackman, Jr., Mark W. Blackman and their mother, Louise B. Tollefson (collectively, the "Blackman Family"), own in the aggregate 5,887,881 shares or approximately 58.05%, of the Company's Common Stock. The Blackman Family has indicated that, with respect to the proposals set forth herein, it will vote in favor of Proposals No. 1 and No. 2 and against Proposal No. 3.

        A list of shareholders entitled to vote at the meeting shall be made available for inspection by shareholders during ordinary business hours at the offices of NYMAGIC located at 330 Madison Avenue, New York, New York, 10017 for a period of ten days before the meeting and at the time and place of the meeting.

                 Proposal No. 1: Election of Class II Directors

        The Board of Directors of the Company has the responsibility for establishing broad corporate policies and for the overall performance of NYMAGIC. Although not involved in day-to-day operations, members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them on a regular basis and by operating and financial reports at the Board and committee meetings made by the Chairman and other officers of the Company.

        Five Directors, who shall constitute Class II members of the Board of Directors, are to be elected at the Annual Meeting, each to hold office for three years. Class II, III and I Directors were last elected at the Annual Meeting of Shareholders held in 1994, 1995 and 1996, respectively.

        The Board of Directors has nominated Messrs. Blackman, Mitchell, Scarbrough and Soper, and Mrs. Tollefson to serve as Class II Directors and, unless otherwise marked, a proxy will be voted for the election of such persons. In the event any one or more of such nominees shall unexpectedly become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed proxy, for such persons as may be designated by the Board of Directors.

        THE BOARD RECOMMENDS A VOTE "FOR" THE FIVE NOMINEES LISTED BELOW.

        The following table presents certain information concerning the nominees for election as Directors, including all positions and offices with the Company and its predecessors, terms of office as Director and periods during which the nominee served as such, current membership on committees of the Board of Directors of the Company, business experience during the last five years and directorships held in other business corporations.

                         Nominees For Class II Directors

                                          Director
Name                           Age        Since         Position
----                           ---        -----         --------

Mark W. Blackman(1)            45         1979          President, Director

Charles A. Mitchell            48         1981          Vice-President, Director

William R. Scarbrough (3)      68         1995          Director

Richard T. Soper(1)(3)         71         1972          Director

Louise B. Tollefson (4)        73         1986          Director

 (1) Member of Executive Committee.
 (2) Member of Finance Committee.
 (3) Member of Audit Committee.
 (4) Member of Stock Option & Compensation Committee.

        Mark W. Blackman has been a Director since 1979 and was appointed President in 1988. Mr. Blackman has been employed by the Company or its subsidiaries since 1977. Mr. Blackman is the son of Louise B. Tollefson and brother of John N. Blackman, Jr.

        Charles A. Mitchell has been a Director and Vice President since 1981. He has been employed by the Company or its subsidiaries since 1976.

        William R. Scarbrough became a Director in June 1995. Until his retirement in 1993, Mr. Scarbrough was a Vice President and Director of Wm. H. McGee & Co, Inc.

        Richard T. Soper has been a Director since 1972. Mr. Soper is Vice Chairman of Argent Marine Operations, Inc. Prior to assuming that position in 1990, Mr. Soper served from 1986 as Chairman and President of the American Bureau of Shipping. From 1978 to 1986, he was Executive Vice President of Sea Land Service, Inc. and from 1983 to 1986, served as Chairman of the Board of Intersea Operations, Ltd., Inc.

        Louise B. Tollefson has been a Director since 1986. Mrs. Tollefson owns approximately 18.9% of the Company's Common Stock and is the mother of John N. Blackman, Jr. and Mark W. Blackman.

                        Directors and Executive Officers

               The following is a list of the other Directors and executive officers of the Company as of the date hereof:

                                    Class of
Name                          Age   Director    Position(s)
----                          ---   --------    -----------
John N. Blackman, Jr. (1)(2)   50          I    Chairman of the Board, Director
Thomas J. Condon (2)           52          I    Director
Jean H. Goulding               55        III    Director
James A. Lambert (1)           41        III    General Counsel, Chief Operating
                                                Officer, Secretary, and Director
John Kean, Jr. (4)             72        III    Director
Michael S. Shaffet (3)         61          I    Director
William A. Thorne (1)(2)(4)    71          I    Director
Sergio B. Tobia (4)            58          I    Director
Thomas J. Iacopelli            36               Chief Financial Officer

 (1) Member of Executive Committee.
 (2) Member of Finance Committee.
 (3) Member of Audit Committee.
 (4) Member of Stock Option & Compensation Committee.

        John N. Blackman, Jr. has been a Director since 1975 and was appointed Chairman of the Board in 1988. Mr. Blackman has been employed by MMO and affiliates since 1973 and in December 1988 became Chairman of the Board of MMO, PMMO, and Midwest. Mr. Blackman is the son of Louise B. Tollefson and brother of Mark W. Blackman.

        Thomas J. Condon was elected to the Board of Directors in June 1987. He is a Vice-President of Investments and Investment Advisor with A.G. Edwards & Sons, Inc., which he joined in September 1993. Mr. Condon formerly served as Senior Vice President at Peoples Westchester Savings Bank from 1981 through September 1993.

        Jean H. Goulding has been a Director since 1976. Ms. Goulding was employed by the Company or its subsidiaries from 1965 to 1992 and served as Executive Vice President-Underwriting from 1988 until her retirement in 1992.

        James A. Lambert has been a Director since 1986. Mr. Lambert was appointed Chief Operating Officer in 1989 and has served as General Counsel and Secretary since 1986.

        John Kean, Jr. has been a Director since 1991. Until his retirement in 1991, Mr. Kean was a Senior Vice President and Director of Guy Carpenter & Co., Inc.

        Michael S. Shaffet has been a Director since September 1990. Mr. Shaffet is the Treasurer and Chief Financial Officer of M. Fabrikant & Sons, Inc. Prior to assuming that position in 1989, he was a partner in Berman, Shaffet & Schain, the accountants for MMO and affiliates.

        William A. Thorne has been a Director since 1972. Mr. Thorne has been employed by Hydrocarbon Products Company, Inc. as its Treasurer and has been its Chairman of the Board since March 1983.

        Sergio B. Tobia has been a Director since 1981. Mr. Tobia was a Senior Vice President and Director of Sorema North America Reinsurance Co. from 1989 until his retirement in 1996.

        Thomas J. Iacopelli joined the Company in 1985 as its Assistant Controller. In 1987, Mr. Iacopelli was appointed Controller of the Company and in 1989 he was appointed Chief Financial Officer of the Company. Prior to joining the Company, Mr. Iacopelli was employed by the accounting and consulting firm of Coopers & Lybrand. Mr. Iacopelli is a Certified Public Accountant.

                       Compensation and Other Information

Compensation of Directors

        Directors who are not also officers of the Company receive an annual retainer fee of $4,000 and an additional $1,000 for each meeting of the Board of Directors and $750 for any Committee meeting attended. Directors who are also officers of the Company receive $350 for each meeting of the Board of Directors and any Committee meeting attended. All Directors of the Company's subsidiaries receive $250 for each meeting of the Board of Directors and $100 for any Committee meeting attended.

Compensation of Executive Officers

        The following Summary Compensation Table shows the compensation paid by the Company for services rendered during fiscal years 1996, 1995, and 1994 for the person who was the President at the end of the last fiscal year and the four most highly compensated named executive officers of the Company whose salary and bonus exceeded $100,000 in 1996.

                           Summary Compensation Table

                                Annual Compensation                 Long Term Compensation Awards
                      --------------------------------------------  -----------------------------    All Other
Name and                                        Other Annual        Restricted Stock                 Compensation
Principal Position    Year  Salary($)  Bonus($) Compensation($)(2)      Awards($)   Options/SARs(#)    ($)(1)
------------------    ----  ---------  -------- ------------------  -------------------------------  ------------

John N. Blackman, Jr. 1996   304,375    40,000      336,600                 -0-       -0-            145,244
Chairman              1995   279,094    40,000          -0-                 -0-       -0-            149,940
                      1994   254,455    35,000          -0-                 -0-       -0-            149,940

Mark W. Blackman      1996   304,375    40,000      336,600                 -0-       -0-            145,244
President             1995   279,038    40,000          -0-                 -0-       -0-            149,940
                      1994   254,455    35,000          -0-                 -0-       -0-            149,940

James A. Lambert      1996   229,932    35,000          -0-                 -0-       -0-             22,500
General Counsel &     1995   209,547    35,000          -0-                 -0-       -0-             22,500
Secretary             1994   182,719    30,000          -0-                 -0-    12,500             22,500

Felix  Salgado, Jr.   1996   150,144    14,000       30,000                 -0-       -0-             22,500
Vice President        1995   145,621    14,000          -0-                 -0-       -0-             22,500
                      1994   137,868    14,000          -0-                 -0-       -0-             31,880

Thomas J Iacopelli    1996   123,327    13,000       52,125                 -0-       -0-             20,449
Chief Financial       1995   115,218    13,000          -0-                 -0-     7,500             19,233
Officer               1994   109,289    10,000          -0-                 -0-     2,500             17,893


        (1) The amounts shown in this column for 1996, represent contributions made by the Company in 1996 on behalf of all eligible employees, including the officers listed above, pursuant to the terms of the Company's defined contribution retirement plans ("retirement benefits"). The amounts shown in this column represent the retirement benefits paid in that year as well as certain amounts for Mr. John N. Blackman, Jr. and Mr. Mark W. Blackman, which represent compensation provided to them for the purchase of life insurance as follows:
$79,225 each, as the premium for term life insurance, and $43,519 each, representing the dollar value benefit to each of them for an interest free loan for the payment of the premium for whole life insurance, calculated using an imputed interest rate of 7.5%. For years 1994 and 1995, those amounts are $57,450, $69,990 and 7.44%, respectively.

        (2) The amounts shown in this column represent proceeds from the exercise of stock options.

Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

        The Company does not maintain any employment contracts with its executive officers and has no compensatory plan or arrangement for the benefit of executive officers which would provide compensation to executive officers in the event of their termination or resignation or a change-in-control of the Company.

Stock Options

     No stock options were granted to the named executive officers in 1996 under the Company's stock options plans. For a description of the Company's stock option plans, see "Stock Option Plans."

Aggregated Stock Option/SAR Exercises and Year-End Values

        The following table shows stock options exercised by named executive officers in 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

                         Aggregated Option/SAR Exercises in Last Fiscal Year
                                   and Year-End Option/SAR Values

                       Shares                 Number of Unexercised         Value of Unexercised
                      Acquired       Value       Options/SARs at          In-The-Money Options SARs at
                         on       Realized    December 31, 1996 (#)         December 31, 1996 ($)
Name                 Exercise(#)       ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                 -----------  --------   ---------------------------   ----------------------------
John N. Blackman, Jr.    60,000   $336,600        -0-           -0-               -0-            -0-
Mark W. Blackman         60,000   $336,600        -0-           -0-               -0-            -0-
James A. Lambert            -0-        -0-     39,944        15,056          $216,850       $ 27,450
Felix Salgado, Jr.        5,000   $ 30,000      9,444         7,556          $ 14,440            -0-
Thomas J. Iacopelli       7,500   $ 52,125      3,500         6,500          $ 31,305       $ 39,420

Retirement Plans

        The Company maintains two retirement plans for the benefit of employees. Both plans provide for 100% vesting upon completion of three years of service. The Money Purchase Plan provides for a yearly contribution equal to 7-1/2% of an employee's cash compensation for each year of service during which the employee has completed 1000 hours of service and is employed on the last day of the plan year. The Profit Sharing Plan does not provide for any specified level of contribution but any contribution made is subject to the restrictions set forth above for the Money Purchase Plan. For the most recent plan year, a contribution equal to 7-1/2% of cash compensation was made to all eligible participants in the Profit Sharing Plan. The Company does not maintain any defined benefit retirement plans.

Executive Life Insurance Plan

        The Company maintains an Executive Life Insurance Plan for eligible officers. Under the Plan, the Company pays life insurance premiums for the benefit of participating officers with such amounts secured by a lien on the policy and repaid in full upon termination of the policy.

Stock Option Plans

        In 1983, the Company's Board of Directors and Shareholders approved the Company's 1983 Employee Stock Option Plan (the "1983 Plan"). The 1983 Plan authorized the granting to employees of the Company options to purchase an aggregate of 250,000 shares of the Company's Common Stock under the 1983 Plan. Under the 1983 Plan, the option price may not be less than the fair market value on the date of grant, or less than 110% of the fair market value in the case of an employee who owns 10% of the total combined voting power or value of the Common Stock of the Company immediately before the grant of any option. The 1983 Plan is administered by the Stock Option & Compensation Committee.

        In 1986, the Company's Board of Directors and Shareholders approved the 1986 Stock Option Plan (the "1986 Plan"), to provide a means whereby the Company, through the grant of non-qualified stock options to key officers and employees, may attract and retain persons of ability as officers and employees. The 1986 Plan authorizes the issuance of options to purchase up to 500,000 shares of the Company's Common Stock at not less than 95% of the fair market value at the date of grant. The 1986 Plan is administered by the Stock Option & Compensation Committee.

        In 1991, the Company's Board of Directors and Shareholders approved the 1991 Stock Option Plan (the "1991 Plan"), to provide a means whereby the Company, through the grant of non-qualified stock options to key officers and employees, may attract and retain persons of ability as officers and employees. The 1991 Plan authorizes the issuance of options to purchase up to 500,000 shares of the Company's Common Stock at not less than 95% of the fair market value at the date of grant. The 1991 Plan is administered by the Stock Option & Compensation Committee.

Compensation Committee Interlocks and Insider Participation

        Directors Tobia, Kean, Thorne and Tollefson served as members of the Stock Option & Compensation Committee of the Board of Directors during the most recent fiscal year.

        Sergio B. Tobia is a retired Senior Vice President, Chief Administrative Officer and Director of Sorema North American Reinsurance Company. Such reinsurance company participates in the Company's ceded business from time to time and the Company anticipates doing business with such reinsurer during fiscal 1997.

        Louise B. Tollefson is the mother of the Chairman and the President and, individually, owns approximately 18.9% of the Company's issued and outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Securities Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file.

        The Company prepares Section 16(a) forms on behalf of its officers and directors based on the information provided by them. Based solely on a review of this information, copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that in 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

                       Share Investment Performance Graph

        In accordance with SEC rules, set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock to the total return of the S&P 500 Index and a peer group(1) of the Company's competitors, obtained from Value Line, Inc. for the period of five fiscal years commencing January 1, 1992 and ending December 31, 1996, assuming $100 invested in the Company's Common Stock and in each index and assuming reinvestment of dividends.

        Although inclusion of a share performance graph in this Proxy Statement appears to suggest that Executive Compensation should be based on stock performance alone, the Stock Option and Compensation Committee of the Board of Directors considers many factors in determining compensation. See "Compensation Committee Report".

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Share Investment Performance Graph and the Compensation Committee Report contained in this Proxy Statement shall not be incorporated by reference into any such filings.

[In the original document the table below was represented as a line graph.]

                Comparison of Five-Year Cumulative Total Return*
    NYMAGIC INC, Standard & Poors 500 And Value Line Insurance:Prop/Cas Index
                     (Performance Results Through 12/31/96)

                         1991      1992      1993       1994      1995      1996
                         ----      ----      ----       ----      ----      ----

NYMAGIC INC.          $100.00   $ 75.03   $ 69.02    $ 50.84   $ 48.16   $ 52.11

Standard & Poors 500  $100.00   $107.79   $118.66    $120.56   $165.78   $204.32

Insurance:Prop/Cas    $100.00   $125.15   $123.81    $124.60   $165.24   $183.72

Assumes $100 invested at the close of trading 12/91 in NYMAGIC INC common stock, Standard & Poors 500, and Insurance:Prop/Cas.

* Cumulative total return assumes reinvestment of dividends.

                                                       Source:  Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.



(1) Based on information for a self-constructed peer group of the Company's competitors as obtained from Value Line, Inc., which includes the following companies: 20th Cent. Inds. Cal. (TW), Berkley W.R. Corp.
        (BKLY), Chubb Corporation (CB), Cincinnati Financial Corp., (CINF), USF&G Corporation (FG), Fremont General Corp. (FMT), Frontier Insurance Group (FTR), Gainsco Inc. (GNA), General Reinsurance Corporation (GRN), Hartford Steam Boiler (HSB), Orion Capital Corp. (OC), Ohio Casualty Corp. (OCAS), Progressive Corp. Ohio (PGR), SAFECO Corporation (SAFC), Selective Insurance Group, Inc. (SIGI), and St. Paul Insurance Co.
        (SPC), all of which were included in the prior year's peer group.

                          Compensation Committee Report

Summary of Compensation Policies for Executive Officers

        The Stock Option & Compensation Committee of the Board of Directors (the "Committee") meets quarterly and reviews certain aspects of the Company's compensation as affects executives and non-executives alike. The Committee's review procedures for use during 1996 are summarized below.

o The Company develops compensation data for all employees utilizing national and regional surveys for the insurance and brokerage industries. The Company's executive positions including the three named executive officers other than the Chairman and the President are matched to comparable survey positions and compensation data. The referenced surveys for the insurance and brokerage industries do not disclose the identities of individual participants and survey data for comparable executive positions is not generally available. The Committee uses such survey data in connection with reviewing salaries on an individual basis with the objective of providing each such officer with sufficient compensation to cause them to maintain their continued employment with the Company.

o The Committee reviews the compensation levels of the Chairman and President in conjunction with the information developed from industry surveys. The Committee, at the request of the Chairman and the President, has kept the salaries of these two executive officers beneath the higher end of the median range of salaries indicated by the compensation surveys. In light of the significant ownership position of the Chairman and the President, the effect of their salaries in maintaining their continued employment is not deemed to be as significant as with the other executive officers. Additionally, the pricing pressures which exist in the markets within which the Company competes have adversely impacted the Company's ability to show growth in earnings. It has not been deemed appropriate during this time period to increase the salaries of these two executive officers towards the higher end of the median range of salaries indicated by the compensation surveys. There are no specific performance goals for these officers and no performance related compensation incentives other than options.

o The Committee reviews the compensation levels for executive officers excluding the Chairman and the President within the context of salary recommendations for such officers and the industry salary information. The Committee does not utilize performance objectives for executives and senior officers as such are deemed inappropriate for the industry and markets within which the Company competes. Rather, the Committee balances the competitive marketplace pressures which might cause an officer to leave the Company along with corporate needs in the context of the recommendations of the Chairman and the President. It is the Committee's objective to maintain quality management without increasing the Company's salary expense beyond the median range indicated by the compensation surveys. No specific relationship between corporate performance for the last fiscal year and each element of compensation was considered by the Committee in determining executive compensation in general or the Chairman's and the President's compensation in particular. Bonuses are generally awarded based upon length of service and job responsibilities.

o In connection with the review of executives and senior officers, the Chairman and the President, from time to time, make recommendations to the Committee with respect to the award or repricing of options pursuant to the Company's Stock Option Plans. Through the use of options which vest over a five to ten year period and a competitive base salary, the Committee attempts to meet competitive marketplace pressures while at the same time focusing long-term compensation gains for officers on areas which provide similar benefits to non-employee shareholders. The options are awarded in a quantity designed to be sufficient to provide each option recipient with an incentive to maintain continued employment with the Company. In light of their significant ownership position with the Company, the Chairman and the President have not been awarded additional options for the past six years. No outside factors other than comparative surveys were considered by the Committee in determining each element of compensation. In particular, the Committee did not consider the amounts of options outstanding or previously granted or the aggregate size of current awards in deciding to award additional options, although the repricing of previous grants was taken into consideration.

The Company has reviewed the recent amendments to the Internal Revenue Code and related regulations of the Internal Revenue Service which limit the deductibility of executive compensation paid to the Chairman and the President and each of the other three most highly compensated officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year and does not qualify for an exception under the statute or proposed regulations. The Committee does not believe that annual cash compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and has therefore concluded that no action with respect to qualifying such compensation for deductibility was necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

                                                       Respectfully submitted,

                                                     Sergio B. Tobia, Chairman
                                                                John Kean, Jr.
                                                             William A. Thorne
                                                           Louise B. Tollefson

                          Security Ownership of Certain
                        Beneficial Owners and Management

        The following table sets forth information as of March 1, 1997, with respect to beneficial ownership of NYMAGIC Common Stock by beneficial owners known by the Company to own more than 5% of such stock, directors and nominees and directors and officers as a group. Except as described in the notes below, all owners listed have power to vote and dispose of the shares held by them.

                                                                  Percent of
                                        Amount and Nature        Common Stock
Name                                      of Ownership            Outstanding
----                                      ------------            -----------
The Capital Group Companies, Inc.           846,500(5)               8.35%
  333 South Hope Street
  Los Angeles, Ca. 90071
David L. Babson & Co.                       577,500(6)               5.69%
   One Memorial Drive
   Cambridge, MA  02142
John N. Blackman, Jr.                     2,010,996(1)              19.83%
Mark W. Blackman                          1,962,674(2)              19.35%
Thomas J. Condon                                100
Jean H. Goulding                             26,600                     *
James A. Lambert                             40,944(3)                  *
Charles A. Mitchell                           5,700(3)                  *
William R. Scarbrough                           100                     *
Michael S. Shaffet                            1,150(4)                  *
William A. Thorne                            32,400(4)                  *
Sergio B. Tobia                               3,220                     *
Louise B. Tollefson                       1,914,211                 18.87%
All directors and officers as a
group (14 persons)                        6,001,845(7)              58.89%

 * Less than 1% of issued and outstanding Common Stock.

        (1) Mr. Blackman is the Trustee of trusts for the benefit of his minor children which own, in total, 92,822 shares of the Company's Common Stock, which shares are included herein.

        (2) Trusts for the benefit of Mr. Blackman's children own, in total, 54,876 shares of the Company's Common Stock, which shares are included herein.

        (3) Of the shares shown as beneficially owned by the following individuals, the amount listed next to each name are shares with respect to which options are currently exercisable by that person: Mr. Mitchell - 5,000, and Mr. Lambert - 39,944.

        (4) Of the shares shown as beneficially owned by Mr. Thorne, 16,200 shares are held by him individually and 16,200 shares are held by Mr. Thorne and his wife as joint tenants. Of the shares shown as beneficially owned by Mr. Shaffet, 400 shares are held individually by his wife.

        (5) Capital Guardian Trust Company, a bank and an operating subsidiary of The Capital Group Companies, Inc., has filed a report on Schedule 13G disclosing beneficial ownership of 846,500 shares.

        (6) David L. Babson & Co., Inc. has filed a report on Schedule 13G disclosing beneficial ownership of 577,500 shares.

        (7) Of the 6,001,845 shares indicated as beneficially owned by all directors and officers as a group, 48,444 are shares with respect to which options are currently exercisable. See "Compensation and Other Information-Stock Option Plans". These shares are included in the total number of outstanding shares for the purpose of determining the percentage of Common Stock beneficially owned by all directors and officers as a group.

                              Certain Transactions

        The Company made annual charitable donations to the John N. Blackman, Sr. Foundation (the "Foundation") in the amount of approximately $480,000 in 1996, 1995 and 1994. The Foundation was established by Mr. John N. Blackman, Sr., the founder of the Company, shortly before his death in 1988. The Foundation supports numerous charities with a primary emphasis on those charities assisting the indigent, disabled or disadvantaged. The Foundation is managed by Mr. John N. Blackman, Jr., Mr. Mark W. Blackman and Mr. James A. Lambert, all of whom donate their time and receive no form of remuneration from the Foundation.


           Proposal No. 2: Selection of Independent Public Accountants

        KPMG Peat Marwick LLP, the independent accountant engaged as the principal accountant to audit the Company's financial statements for the fiscal year ending December 31, 1996, has been extended an offer to continue as the Company's independent accountant for the fiscal year ending December 31, 1997. The Company's Board of Directors, following the recommendations of the Audit Committee, recommends that shareholders approve the selection of KPMG Peat Marwick LLP as the Company's independent accountant for the fiscal year ending December 31, 1997.

                THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

        Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                      Proposal No. 3: Shareholder proposal

        The following shareholder proposals were submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. The Corporation will furnish the names and addresses of the proponents of the statements and information concerning the number of shares of Common Stock that each proponent beneficiary owns, to any person, orally or in writing, promptly upon receipt of any oral or written request therefor.

        Resolution to Eliminate Classified Board of Directors

        RESOLVED, that the stockholders of the Corporation request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

        Supporting Statement:

        "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Corporation and its stockholders.

        The Board of Directors of the Corporation is divided into three classes serving staggered three-year terms. I believe that the Corporation's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

        The elimination of the Corporation's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Corporation will be managed in a manner that is in the best interests of the stockholders.

        A classified board might also be seen as an impediment to a potential takeover of the Corporation's stock at a premium price. With the inability to replace a majority of the board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

        I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

        I urge your support. Vote for this resolution."

        Corporation's statement in opposition to proposal no. 3

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

        The Board of Directors believes that the success of the Company in producing long-term shareholder value, as reflected in capital appreciation, requires long-term strategic planning and careful and consistent application of the Corporation's financial and other resources. The Board believes that a classified Board helps provide continuity in management by ensuring that a majority of the Board at any given time would have prior experience as directors of the Company.

                                  Other Matters

        NYMAGIC knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, NYMAGIC intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                      Committees of the Board of Directors

        NYMAGIC has no standing nominating committee of the Board of Directors or committee performing a similar function. The Board and all committees of the Board, each held at least four meetings during the fiscal year ended December 31, 1996. Each of the Company's current directors attended 75% or more of the aggregate of the meetings of the Board and each Committee on which he or she served.

        The Company currently has standing Executive, Audit, Finance and Stock Option & Compensation Committees. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the full Board of Directors. Among the Audit Committee's responsibilities are (i) reviewing the Company's external and internal audit functions and the adequacy of the internal accounting and financial controls, (ii) reviewing with the independent auditors their report on the Company's financial statements, and (iii) reviewing the professional services proposed to be provided by the independent auditors to consider the possible effect of such services on their independence. The Finance Committee monitors and reviews the Company's financial position and investments. The Stock Option & Compensation Committee is charged with the administration of the Company's Stock Option Plans and the review and approval of the Company's salary structure and benefit packages, with recommendations thereon to be given to the Chairman of the Board of Directors.

   Last Date of Submission of Shareholder Proposals and Additional Information

        Shareholder proposals intended to be presented at NYMAGIC's Annual Meeting to be held on May 12, 1998, must be received by NYMAGIC no later than December 8, 1997, and must satisfy the conditions set by the SEC for shareholder proposals to be included in the Proxy Statement and form of Proxy for that meeting.

                                                              NYMAGIC, INC.



                                                              James A. Lambert
                                                                     Secretary

                                      PROXY



                                  NYMAGIC, INC.



       PROXY SOLICITED ON BEHALF OF THE NYMAGIC, INC. BOARD OF DIRECTORS




        The undersigned hereby constitutes and appoints John N. Blackman, Jr. and James A. Lambert and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NYMAGIC, INC. (the "Company"), to be held at the Company's offices, 330 Madison Avenue, New York, New York, on May 13, 1997, at 9:30 A.M., local time, and at any adjournment thereof, on all matters coming before said meeting.

        This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2, and 4, and against Proposal 3.



1.      ELECTION  OF  MARK  W.  BLACKMAN,   CHARLES  A.  MITCHELL,   WILLIAM  R.
        SCARBROUGH, RICHARD T. SOPER, & LOUISE B. TOLLEFSON.

        (Strike out name(s) of any nominee(s) against whom you are voting) as Directors of the Company to serve for three years until the Company's 2000 Annual Meeting. (Mark only One).


        For |_|    Against |_|    Abstain |_|


2. RATIFICATION OF THE RE-APPOINTMENT OF KPMG PEAT MARWICK, LLP as independent accountants of of the Company. (Mark only One).


        For |_|    Against |_|    Abstain |_|





3. Shareholder proposal to declassify the Board of Directors to provide annual Election of Directors


        For |_|    Against |_|    Abstain |_|



4. In their discretion upon any other business which may properly come before the meeting or any adjournment thereof.


        The undersigned acknowledges receipt of the accompanying Proxy Statement and Annual Report dated APRIL 7, 1997.

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

     Date
     --------------------------------------------

     Signature
     --------------------------------------------

     Signature
     --------------------------------------------

     PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON ABOVE LABEL.